Exhibit 99.1

CrossAmerica Partners LP Reports First Quarter 2025 Results

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Reported First Quarter of 2025 Net Loss of $7.1 million, Adjusted EBITDA of $24.3 million and Distributable Cash Flow of $9.1 million compared to a Net Loss of $17.5 million, Adjusted EBITDA of $23.6 million and Distributable Cash Flow of $11.7 million for the First Quarter of 2024
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Reported First Quarter of 2025 Gross Profit for the Retail Segment of $63.2 million compared to $54.4 million of Gross Profit for the First Quarter of 2024 and First Quarter of 2025 Gross Profit for the Wholesale Segment of $26.7 million compared to $27.0 million of Gross Profit for the First Quarter of 2024
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Leverage, as defined in the CAPL Credit Facility, was 4.27 times as of March 31, 2025, compared to 4.36 times as of December 31, 2024
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The Distribution Coverage Ratio for the trailing twelve months ended March 31, 2025 was 1.04 times compared to 1.37 times for the comparable period of 2024
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The Board of Directors of CrossAmerica's General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the First Quarter of 2025

Allentown, PA May 7, 2025 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the first quarter ended March 31, 2025.

"The first quarter was once again a challenging start to the year for the industry overall. While our EBITDA improved modestly compared to the prior year, our results reflect the difficult operating environment,” said Charles Nifong, President and CEO of CrossAmerica. “Our retail fuel volume was in line with the broader market, and we outperformed in same-store merchandise sales. A highlight of the quarter was the relative strength of our fuel margins across both our wholesale and retail segments. We also continued to successfully execute our asset rationalization strategy and, through our ongoing initiatives such as optimizing sites by class of trade, further enhanced the strength of our portfolio for the future.”

First Quarter Results

Consolidated Results

Key Operating Metrics	Q1 2025	Q1 2024
Net Income (Loss)	($7.1M)	($17.5M)
Adjusted EBITDA	$24.3M	$23.6M
Distributable Cash Flow	$9.1M	$11.7M
Distribution Coverage Ratio: Current Quarter	0.46x	0.59x
Distribution Coverage Ratio: Trailing 12 Months	1.04x	1.37x

CrossAmerica reported increases in Net Income (Loss) and Adjusted EBITDA for the first quarter of 2025 compared to the first quarter of 2024. The increase in Adjusted EBITDA was primarily driven by an overall increase in gross profit in the retail segment partially offset by a slight decline in gross profit for the wholesale segment and an overall increase in operating expenses. In addition to the factors impacting Adjusted EBITDA, Net Income (Loss) was further benefited by gains on the sales of assets in connection with CrossAmerica's ongoing real estate rationalization effort, as well as lower expenses related to lease terminations, specifically the lease termination expense related to the Applegreen acquisition that occurred during the first quarter of 2024. This was partially offset by an increase of $7.6 million in depreciation, amortization and accretion expense, primarily due to an $8.5 million increase in impairment charges in comparison to the prior year related to CrossAmerica's ongoing real estate rationalization effort. The year-over-year decline in Distributable Cash Flow and Distribution Coverage was primarily driven by an increase in interest expense in addition to the already listed factors.

Retail Segment

Key Operating Metrics	Q1 2025	Q1 2024
Retail segment gross profit	$63.2M	$54.4M

Retail segment motor fuel gallons distributed	126.5M	121.7M
Same store motor fuel gallons distributed	108.3M	113.1M
Retail segment motor fuel gross profit	$31.2M	$26.0M
Retail segment margin per gallon, before deducting credit card fees and commissions	$0.339	$0.308

Same store merchandise sales excluding cigarettes*	$48.7M	$49.1M
Merchandise gross profit*	$24.9M	$21.4M
Merchandise gross profit percentage*	27.9%	28.1%

Operating Expenses	$51.7M	$43.1M
Retail Sites (end of period)	610	546

*Includes only company operated retail sites

For the first quarter of 2025, the retail segment generated a 16% increase in gross profit compared to the first quarter of 2024, primarily due to a 17% increase in average retail segment site count year-over-year, with increases in both motor fuel and merchandise gross profit compared to the prior year.

The motor fuel gross profit for the retail segment increased $5.1 million or 20%, attributable to a 10% increase in the margin per gallon, as well as a 4% increase in gallons sold for the three months ended March 31, 2025 as compared to the same period in 2024. The increase in margin per gallon was primarily driven by movements in crude oil prices within the two periods and overall market volatility. The volume increase was primarily driven by the conversion of lessee dealer sites to company operated and commission agent sites over the past year and during the quarter, partially offset by a decline in volume for the base business. Same store retail segment fuel volume for the first quarter of 2025 declined 4% from the first quarter of 2024.

For the first quarter of 2025, CrossAmerica’s merchandise gross profit increased 16% when compared to the first quarter of 2024. The first quarter increase was primarily driven by an increase in the average company operated site count due to the conversion of certain lessee dealer sites to company operated sites. Same store merchandise sales excluding cigarettes declined 1% for the first quarter of 2025 when compared to the first quarter of 2024. Merchandise gross profit percentage declined slightly from 28.1% for the first quarter of 2024 to 27.9% for the first quarter of 2025.

For the first quarter of 2025, operating expenses for the retail segment increased $8.6 million dollars or 20% primarily driven by a 17% increase in the average company operated site count relative to the prior year due to the conversion of certain lessee dealer sites to company operated sites and, to a lesser extent, higher seasonal related repairs and maintenance.

Wholesale Segment

Key Operating Metrics	Q1 2025	Q1 2024
Wholesale segment gross profit	$26.7M	$27.0M
Wholesale motor fuel gallons distributed	162.9M	184.0M
Average wholesale gross profit per gallon	$0.097	$0.079

During the first quarter of 2025, CrossAmerica’s wholesale segment gross profit decreased $0.3 million or 1% compared to the first quarter of 2024. The slight decline was primarily driven by a 15% decrease in rent gross profit, primarily due to the conversion of certain lessee dealer sites to company operated and commission agent sites as well as the sale of certain lessee dealer sites in connection with the Partnership's real estate rationalization effort. Motor fuel gross profit increased 8% for the first quarter of 2025 when compared to the first quarter of 2024. The increase was primarily driven by a 23% increase in fuel margin per gallon, driven by crude oil and fuel market volatility and better product sourcing costs, offset by an 11% decline in wholesale volume distributed. A substantial portion of the wholesale volume decline was attributable to the conversion of wholesale locations to retail locations. The associated volume for these locations is now reflected in CrossAmerica’s retail segment.

Divestment Activity

During the three months ended March 31, 2025, CrossAmerica sold seven sites for $8.6 million in proceeds, resulting in a net gain of $5.6 million. These sales are part of CrossAmerica's ongoing real estate rationalization and class of trade optimization efforts.

Liquidity and Capital Resources

As of March 31, 2025, CrossAmerica had $778.0 million outstanding under its CAPL Credit Facility. As of May 2, 2025, after taking into consideration debt covenant restrictions, approximately $87.2 million was available for future borrowings under the CAPL Credit Facility. Leverage, as defined in the CAPL Credit Facility, was 4.27 times as of March 31, 2025, compared to 4.36 times as of December 31, 2024. As of March 31, 2025, CrossAmerica was in compliance with its financial covenants under the credit facility.

Distributions

On April 22, 2025, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the first quarter of 2025. As previously announced, the distribution will be paid on May 15, 2025, to all unitholders of record as of May 5, 2025. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Conference Call

The Partnership will host a conference call on May 8, 2025, at 9:00 a.m. Eastern Time to discuss the first quarter of 2025 earnings results. The conference call numbers are 800-717-1738 or 646-307-1865 and the passcode for both is 274981. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica site at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

Non-GAAP Measures and Same Store Metrics

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods within the same segment. Same store merchandise sales excludes other revenues such as lottery commissions and car wash sales. Certain merchandise products have been transitioned from a scan-based trading model (whereby a third party owns the inventory and CrossAmerica records a commission in other revenues) to a gross profit model (whereby CrossAmerica owns the inventory and records sales and cost of sales). Same store merchandise sales for the three months ended March 31, 2024, was adjusted to gross it up for the sales that would have been recorded had CrossAmerica been on the gross profit model in the prior year.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	March 31,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$6,748	$3,381
Accounts receivable, net of allowances of $687 and $757, respectively	28,742	31,603
Accounts receivable from related parties	647	634
Inventory	60,889	63,169
Assets held for sale	41,895	8,994
Current portion of interest rate swap contracts	2,386	2,958
Other current assets	10,140	8,091
Total current assets	151,447	118,830
Property and equipment, net	606,465	656,300
Right-of-use assets, net	132,325	136,430
Intangible assets, net	73,107	77,242
Goodwill	99,409	99,409
Deferred tax assets	1,757	1,001
Interest rate swap contracts, less current portion	1,858	5,133
Other assets	20,201	20,380
Total assets	$1,086,569	$1,114,725

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$3,317	$3,266
Current portion of operating lease obligations	35,155	35,065
Accounts payable	74,024	73,986
Accounts payable to related parties	7,181	7,729
Current portion of interest rate swap contracts	148	—
Accrued expenses and other current liabilities	25,580	24,044
Motor fuel and sales taxes payable	18,284	18,756
Total current liabilities	163,689	162,846
Debt and finance lease obligations, less current portion	774,075	763,932
Operating lease obligations, less current portion	102,032	106,296
Deferred tax liabilities, net	4,875	7,424
Asset retirement obligations	48,422	48,251
Interest rate swap contracts, less current portion	1,200	311
Other long-term liabilities	48,602	50,448
Total liabilities	1,142,895	1,139,508

Commitments and contingencies (Note 10)

Preferred membership interests	29,658	28,993

Equity:
Common units— 38,097,513 and 38,059,702 units issued and outstanding at March 31, 2025 and December 31, 2024, respectively	(88,730)	(61,371)
Accumulated other comprehensive income	2,746	7,595
Total equity	(85,984)	(53,776)
Total liabilities and equity	$1,086,569	$1,114,725

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

	Three Months Ended March 31,
	2025	2024
Operating revenues (a)	$862,475	$941,548
Costs of sales (b)	772,661	860,200
Gross profit	89,814	81,348

Operating expenses:
Operating expenses (c)	58,874	52,028
General and administrative expenses	7,672	6,838
Depreciation, amortization and accretion expense	26,304	18,721
Total operating expenses	92,850	77,587
Gain (loss) on dispositions and lease terminations, net	5,037	(16,806)
Operating income (loss)	2,001	(13,045)
Other income, net	130	249
Interest expense	(12,844)	(10,541)
Loss before income taxes	(10,713)	(23,337)
Income tax benefit	(3,598)	(5,797)
Net loss	(7,115)	(17,540)
Accretion of preferred membership interests	665	657
Net loss available to limited partners	$(7,780)	$(18,197)

Net loss per common unit
Basic	$(0.20)	$(0.48)
Diluted	$(0.20)	$(0.48)

Weighted-average common units:
Basic	38,073,986	37,994,285
Diluted	38,073,986	37,994,285

Supplemental information:
(a) includes excise taxes of:	$73,350	$70,713
(a) includes rent income of:	17,202	19,166
(b) excludes depreciation, amortization and accretion
(b) includes rent expense of:	4,895	5,419
(c) includes rent expense of:	4,611	3,942

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(7,115)	$(17,540)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion expense	26,304	18,721
Amortization of deferred financing costs	485	483
Deferred income tax benefit	(3,692)	(5,932)
Equity-based employee and director compensation expense	813	205
(Gain) loss on dispositions and lease terminations, net	(5,037)	16,806
Changes in operating assets and liabilities, net of acquisitions	3,289	(6,927)
Net cash provided by operating activities	15,047	5,816

Cash flows from investing activities:
Principal payments received on notes receivable	34	45
Proceeds from sale of assets	8,745	—
Capital expenditures	(10,114)	(6,105)
Lease termination payments to Applegreen, including inventory purchases	—	(19,904)
Net cash used in investing activities	(1,335)	(25,964)

Cash flows from financing activities:
Borrowings under the Credit Facility	29,000	49,000
Repayments on the Credit Facility	(18,500)	(6,740)
Payments of finance lease obligations	(791)	(744)
Payments of deferred financing costs	—	(74)
Distributions paid on distribution equivalent rights	(73)	(65)
Distributions paid on common units	(19,981)	(19,941)
Net cash (used in) provided by financing activities	(10,345)	21,436
Net increase in cash and cash equivalents	3,367	1,288

Cash and cash equivalents at beginning of period	3,381	4,990
Cash and cash equivalents at end of period	$6,748	$6,278

Segment Results

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (in thousands, except for the number of retail sites and per gallon amounts):

	Three Months Ended March 31,
	2025	2024
Gross profit:
Motor fuel	$31,180	$26,036
Merchandise	24,913	21,443
Rent	2,611	2,308
Other revenue	4,455	4,599
Total gross profit	63,159	54,386
Operating expenses	(51,704)	(43,131)
Operating income	$11,455	$11,255

Retail sites (end of period):
Company operated retail sites (a)	376	343
Commission agents (b)	234	203
Total system sites at the end of the period	610	546

Total retail segment statistics:
Volume of gallons sold	126,532	121,717
Same store total system gallons sold(c)	108,325	113,091
Average retail fuel sites	599	514
Margin per gallon, before deducting credit card fees and commissions	$0.339	$0.308

Company operated site statistics:
Average retail fuel sites	368	315
Same store fuel volume(c)	73,853	77,293
Margin per gallon, before deducting credit card fees	$0.374	$0.327
Same store merchandise sales(c)	$69,382	$70,443
Same store merchandise sales excluding cigarettes(c)	$48,720	$49,084
Merchandise gross profit percentage	27.9%	28.1%

Commission site statistics:
Average retail fuel sites	231	199
Margin per gallon, before deducting credit card fees and commissions	$0.263	$0.267

(a) The increase in the company operated site count was primarily attributable to the conversion of certain lessee dealer sites to company operated sites.

(b) The increase in the commission agent site count was primarily attributable to the conversion of certain lessee dealer sites to commission agent sites, partially offset by the sale of certain commission agent sites in connection with CrossAmerica's real estate rationlization effort.

(c) Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods. Same store merchandise sales excludes other revenues such as lottery commissions and car wash sales. Certain merchandise products have been transitioned from a scan-based trading model (whereby a third party owns the inventory and CrossAmerica records a commission in other revenues) to a gross profit model (whereby CrossAmerica owns the inventory and records sales and cost of sales). Same store merchandise sales for the three months ended March 31, 2024, was adjusted to gross it up for the sales that would have been recorded had CrossAmerica been on the the gross profit model in the prior year.

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended March 31,
	2025	2024
Gross profit:
Motor fuel gross profit	$15,764	$14,603
Rent gross profit	9,696	11,439
Other revenues	1,195	920
Total gross profit	26,655	26,962
Operating expenses	(7,170)	(8,897)
Operating income	$19,485	$18,065

Motor fuel distribution sites (end of period): (a)
Independent dealers (b)	604	624
Lessee dealers (c)	412	511
Total motor fuel distribution sites	1,016	1,135

Average motor fuel distribution sites	1,031	1,172

Volume of gallons distributed	162,918	184,025

Margin per gallon	$0.097	$0.079

(a) In addition, CrossAmerica distributed motor fuel to sub-wholesalers who distributed to additional sites.

(b) The decrease in the independent dealer site count was primarily attributable to the net loss of contracts, partially offset by divestitures of certain lessee dealer and commission agent sites but with continued fuel supply.

(c) The decrease in the lessee dealer count was primarily attributable to the conversion of certain lessee dealer sites to company operated and commission agent sites, including through the Applegreen acquisition, and CrossAmerica's real estate rationalization effort.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income (loss) before deducting interest expense, income taxes and depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based compensation expense, gains or losses on dispositions and lease terminations, net and certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by distributions paid on common units.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess CrossAmerica’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the Partnership’s business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of CrossAmerica’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to CrossAmerica’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, CrossAmerica’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income (loss), the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for Distribution Coverage Ratio):

	Three Months Ended March 31,
	2025	2024
Net loss	$(7,115)	$(17,540)
Interest expense	12,844	10,541
Income tax benefit	(3,598)	(5,797)
Depreciation, amortization and accretion expense	26,304	18,721
EBITDA	28,435	5,925
Equity-based employee and director compensation expense	813	205
(Gain) loss on dispositions and lease terminations, net (a)	(5,037)	16,806
Acquisition-related costs (b)	58	632
Adjusted EBITDA	24,269	23,568
Cash interest expense	(12,359)	(10,058)
Sustaining capital expenditures (c)	(2,721)	(1,642)
Current income tax expense	(94)	(137)
Distributable Cash Flow	$9,095	$11,731
Distributions paid on common units	19,981	19,941
Distribution Coverage Ratio	0.46x	0.59x

(a) During the three months ended March 31, 2025, CrossAmerica recorded $5.6 million in net gains in connection with its ongoing real estate rationalization effort, partially offset by $0.6 million of net losses on lease terminations and asset disposals.

(b) Relates to certain acquisition-related costs, such as legal and other professional fees, separation benefit costs and purchase accounting adjustments associated with recent acquisitions.

(c) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,600 locations and owns or leases approximately 1,100 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Marathon, Valero, Phillips 66 and other major brands. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations: Randy Palmer, rpalmer@caplp.com or 610-625-8000

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.